Exhibit 10.2

GROUND LEASE AGREEMENT

1.	PARTIES

1.1.	This Ground Lease Agreement (the “Lease”) is made and entered into as of June 4, 2026 (the “Effective Date”) by and between O’Neil Roth Ford, LLC, a Colorado limited liability company (herein referred to as “Landlord”), and Sunset Amphitheater, LLC, a Colorado limited liability company (herein referred to as “Tenant”). Landlord owns the “Property” as defined in Section 2 below. Landlord desires to lease to Tenant, and Tenant desires to take and lease from Landlord, the Property, subject to the terms and conditions hereof.

2.	DESCRIPTION OF LEASED PREMISES

2.1.	The Landlord leases to the Tenant and the Tenant takes and leases from the Landlord, on the terms covenants and conditions hereinafter set forth, the entirety of that certain parcel of land located in El Paso County, Colorado, the same being more particularly described in Exhibit A, attached hereto and incorporated herein (the “Leased Premises”, the “Premises”, or the “Property”). Tenant expressly acknowledges and confirms the “triple net” nature of this Lease.

3.	TERM AND POSSESSION

3.1.	Initial Term. The term of this Lease shall be twenty-five years beginning on the Effective Date and ending at 5:00 p.m. Mountain time on the date twenty-five years following the Effective Date (the “Initial Term”).

3.2.	Option Terms. Landlord hereby grants to Tenant options to renew this lease for five separate and successive terms of ten years each (each an “Option Term” and collectively, the “Option Terms”) but only upon the terms and conditions herein contained, including, without limitation, the escalations and other adjustment in Rent provided herein below. Any Option Term under this Lease must be exercised by delivery to Landlord of written notice of Tenant’s intention to exercise each such Option Term (“Tenant’s Exercise”), given as herein provided at least thirty (30) days prior to the expiration of the Initial Term or the expiring Option Term of the Lease, as applicable; provided, however, that if Landlord does not receive Tenant’s Exercise at least thirty (30) days prior to the expiration of the Initial Term, or the applicable Option Term, as the case may be, the then applicable Option Term and all future Option Terms shall immediately be null and void and of no further force and effect. Further, Tenant’s right to exercise such renewal options is expressly conditioned upon there being no default on the part of Tenant under this Lease, as described in Section 6 below, at the time of exercise of any such applicable Option Term, or at the time any such Option Term is scheduled to commence. During any Option Term, Tenant shall lease the Leased Premises on an “AS IS, WHERE IS” basis without any requirement or obligation for any tenant improvements or other work to be performed by Landlord, or any other tenant concessions, and on the same terms and conditions as provided in this Lease, except for the increases in Rent set forth herein. The Initial Term together with the Option Term(s) is sometimes herein referred to collectively as the “Lease Term”.

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3.3.	Possession. Tenant hereby accepts possession of the Leased Premises as of the Commencement Date on an “AS IS, WHERE IS” basis without representation or warranty from Landlord except as may be expressly set forth herein.

3.4.	Use. The Property shall be used for the construction and operation of an amphitheater and entertainment complex and uses reasonably-attendant thereto, including without limitation community, civic and other public and private events (the “Amphitheater”). The Property shall not be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Tenant’s sole and absolute discretion. Tenant, at Tenant’s expense, shall construct, own and operate all improvements associated with or incident to the Amphitheater. Upon expiration of the Lease Term or earlier termination as provided herein, all such improvements shall revert to, and become the property of, Landlord.

4.	RENT. In consideration of Landlord’s agreement to enter into this Lease with Tenant, Tenant shall make the following rental payments to Landlord:

4.1.	Rent For the period commencing on the date Tenant obtains a certificate of occupancy for the Premises (the “Rent Commencement Date”) and continuing through and including the last day of the Lease Term, Tenant covenants and agrees to pay Landlord without notice, demand, or set-off for the Leased Premises annual base rent (“Annual Base Rent”) equal to: (a) $4,224,500 per year plus (b) an escalator of ten percent (10%) every five years commencing on the fifth anniversary of the Rent Commencement Date and continuing thereafter every five years throughout the Term, including any extensions thereof. The Annual Base Rent shall be paid monthly in twelve (12) equal installments per year. Notwithstanding anything contained herein to the contrary, it is the purpose and intent of Landlord and Tenant that the Annual Base Rent payable under this Lease be absolutely net to Landlord, such that this Lease shall yield, absolutely net to the Landlord, the Annual Base Rent specified in this Lease during the Initial Term of this Lease and during any Option Term. Tenant shall likewise be responsible for any so-called “rent or sales tax” payable to the state or local taxing authority on the Annual Base Rent payable hereunder, if any, under applicable state law, but specifically excluding any income tax of Landlord.

4.2.	Additional Rent; Triple-Net Lease. Landlord and Tenant agree that this Lease shall be a “triple-net”, or NNN, lease. Commencing on the Rent Commencement Date, all costs, charges, indemnities, and expenses of every kind and nature (excluding only income taxes attributable to Landlord) shall be paid by Tenant. All such costs, charges, indemnities and expenses are defined herein as “Additional Rent”.

In the event of nonpayment by Tenant of the Additional Rent, Landlord shall have the right to pay any such amounts not paid timely by Tenant, and thereafter Landlord shall have the same rights and remedies with respect to such non-payment as is provided for herein in case of nonpayment of Annual Base Rent, and any such amounts paid by Landlord shall thereafter bear interest at a rate of ten percent (10.0%) per annum until paid, and shall be due and payable on demand as further Additional Rent hereunder. For the avoidance of doubt, Tenant shall pay directly the applicable Real Estate Taxes for the Property on or before the delinquency date thereof.

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4.3.	Payment of Rent. All Annual Base Rent as described and defined herein is collectively called “Rent”. All monthly installments of Rent, and any adjustments thereto provided for in this Lease, shall be paid, in arrears, to Landlord (following calculation of the prior month’s Net Ticket Revenue in accordance with Section 4.1 above) before or on the fifteenth (15th) day of each calendar month by electronic funds wire transfer or other method approved by Landlord.

4.4.	Liability Insurance. At the Tenant’s sole expense, the Tenant shall obtain and maintain, during the Lease Term, public liability insurance naming the Landlord, its agents and the Tenant as insureds against any and all claims for injury to or death of persons or loss or damage to property occurring upon, in or about the Premises. Such insurance shall afford minimum protection of $5,000,000.00 with respect to bodily injury to or death of any one person, $5,000,000.00 with respect to bodily injury or death in any one occurrence or accident, and $5,000,000.00 for property damage. The Tenant waives all rights of recovery against the Landlord or Landlord’s agents, employees or other representatives for any loss, damages or injury of any nature whatsoever to property or persons for which the Tenant is insured. The Tenant shall obtain from Tenant’s insurance carriers and will deliver to the Landlord, waivers of the subrogation rights under the respective policies.

5.	ASSIGNMENT AND SUBLETTING

5.1.	Tenant shall have the right to sublease the Property without the consent of Landlord, provided, however, that no such sublease shall alter or diminish the obligations of Tenant hereunder.

6.	DEFAULT OF THE LEASE

6.1.	Default by Tenant. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

(a)	Any failure by Tenant to pay within five (5) days following written notice from Landlord the Annual Base Rent or Additional Rent, or any other monetary sums required to be paid hereunder; provided that such written notice shall only be required twice in any 12-month period, and after two such notices are given, in any 12-month period, the 5-day period shall revert to a grace period only of five (5) days following the due date thereof;

(b)	A failure by Tenant to observe and perform any other non-monetary provision or obligation of or under this Lease where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant, provided, however, that if the nature of such default or failure is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion, but in no event shall such cure period exceed sixty (60) additional days;

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(c)	The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within ninety (90) days; or

(d)	Tenant shall default under the terms and conditions of the subleases as defined herein, and such default is not cured within any applicable grace or cure period thereunder.

6.2.	Remedies in Event of Default by Tenant. In the event of any Default by Tenant, Landlord or Landlord’s agents may at any time thereafter, with or without notice and demand and without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such Default or breach: re-enter the Leased Premises and remove all persons and all or any property therefrom either by summary dispossess proceedings or by suitable action or proceeding at law. Upon the termination of the term of this Lease by reason of the happening of any of the Defaults therein above described or in the event of the termination of this Lease by summary dispossess proceedings or under any provision of law now or at any time hereafter in force by reason of or based upon or arising out of a Default under or breach of this Lease on the part of the Tenant, or upon the Landlord recovering possession of the Leased Premises in the manner or in any of the circumstances herein before mentioned or in any other manner or circumstances whatsoever, whether with or without legal proceedings, by reason of or based upon or arising out of a Default or under a breach of this Lease on the part of the Tenant, the Landlord may, at its sole option and without obligation, relet the Leased Premises, or any part or parts thereof, for the account of the Tenant or otherwise, and receive and collect the Rents therefore, applying the same first to the payment of such expenses as the Landlord may have incurred in recovering possession of the Leased Premises, including the legal expenses and reasonable attorneys’ fees, and for putting the same into good order or condition or preparing or altering the same for re-rental and all other expenses, commissions, and charges paid, assumed, or incurred by the Landlord in or about reletting the Leased Premises and then to the fulfillment of the covenants of the Tenant hereunder. Any such reletting herein provided for may be for the remainder of the term of this Lease as originally granted or for a longer or shorter period, at Landlord’s sole option. In any such case and whether or not the Leased Premises, or any part thereof, be relet, the Tenant shall pay to the Landlord the Annual Base Rent and all other Additional Rent and charges and impositions required to be paid by the Tenant up to the time of such termination of this Lease, or of such recovery of possession of the Leased Premises by the Landlord, as the case may be, and thereafter, the Tenant covenants and agrees, if required by the Landlord, to pay to the Landlord until the end of the term of this Lease and any Option Term if exercised, the equivalent of the amount of the Rent reserved herein and all other charges and impositions required to be paid by the Tenant, less the net avails of reletting, if any, and same shall be due and payable by the Tenant to the Landlord on the dates specified for the monthly payment of Rent herein. The Landlord shall have the election in place and instead of holding the Tenant so liable, forthwith to recover against the Tenant as damages for loss of the bargain and not as penalty an aggregate sum which at the time of such termination of this Lease or of such recovery of possession of the Leased Premises by the Landlord, as the case may be, represents the then present worth of the excess, if any, of the aggregate of the monthly Rent and all other charges payable by the Tenant hereunder that would have accrued for the balance of the term of this Lease (including any Option Term if exercised), over the then present worth of the aggregate rental value of the Leased Premises for the balance of such term using a present value discount rate of eight percent (8.0%), which Tenant hereby agrees is a reasonable calculation. The specified remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may be lawfully entitled in case of any Default or breach, or threatened breach, by the Tenant of any provision of this Lease. The failure of the Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by the Landlord of Rent with knowledge of any Default or the breach of any covenant hereof shall not be deemed a waiver of such Default or breach, and no waiver by the Landlord of any provisions of this Lease shall be deemed to have been made unless expressed in writing and signed by the Landlord. In addition to the other remedies in this Lease provided, the Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation, of any of the covenants, conditions, or provisions of this Lease. Further, as an additional remedy of Landlord upon a Default (and not in lieu of any other remedy herein stated or under applicable law), Landlord shall have the absolute right to direct subtenants to pay rent under any subleases directly to Landlord, and, in Landlord’s sole discretion, to enter into a direct lease with subtenants.

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6.3.	Default By Landlord. In the event of any default by Landlord in the performance of any specified Landlord obligation hereunder, which default shall not be cured within thirty (30) days of written notice from Tenant (or, if such default is incapable of being cured within such 30-day period, within a reasonable additional time period provided Landlord is diligently pursuing the cure of such default), Tenant shall have the right to initiate an action to compel the specific performance by Landlord of the applicable Landlord obligation hereunder or any such other action as is permitted by law, including termination of this Lease.

6.4.	Attorney’s Fees. In addition to any other remedies to which a party to this Lease is entitled, the prevailing party shall be entitled to recover from the other party all reasonable fees and expenses incurred in consequence of any breach by such party, including, without limitation, the prevailing party’s reasonable attorney’s fees and expenses.

7.	ENVIRONMENTAL COMPLIANCE

Tenant warrants that it shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought, kept or used in or about Leased Premises by Tenant, its subtenants, agents, employees, contractors, or invitees except in commercial quantities similar to those quantities usually kept on similar premises by others in the same business or profession. Tenant shall cause all such materials to be stored, used and disposed of in compliance with all applicable federal, state and local laws, including, without limitation, laws governing Hazardous Materials. If the presence of any Hazardous Materials on, in or under the Leased Premises caused or permitted by Tenant, its subtenants, agents, employees, contractors or invitees results in any contamination of the Leased Premises, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the affected area to the condition existing prior to the introduction of any such Hazardous Materials, including, without limitation, any investigation or monitoring of site conditions or any clean up, remediation, response, removal, encapsulation, containment or restoration work required because of the presence of any such Hazardous Materials on, in or under the Leased Premises or any release or suspected release or threat of release of any such Hazardous Materials in the air, soil, surface water or ground water, by Tenant, its sublessees, agents, employees, contractors or invitees.

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“Hazardous Materials” as such term is used in this Lease means any hazardous or toxic substances, material or waste, regulated or listed pursuant to any federal, state or local environmental law, including without limitation, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act as such Acts have been or are hereafter amended from time to time.

Tenant shall indemnify Landlord against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising out of any breach of the foregoing warranty. Further, Tenant agrees to indemnify Landlord against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising from or caused in whole or in part, directly or indirectly, by (i) any release of Hazardous Materials by Tenant or Tenant’s agents on the Leased Premises or the Improvements during the term of this Lease; or (ii) Tenant’s failure to comply with any Hazardous Materials laws with respect to the Leased Premises. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by Tenant’s representatives, contractors, assigns, or invitees (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. Tenant’s obligations pursuant to the foregoing warranty and indemnity shall survive the expiration or earlier termination of this Lease.

Notwithstanding anything to the contrary herein, Tenant shall have no obligation to indemnify Landlord for any claims, liabilities, losses and expenses arising out of any Hazardous Materials placed, stored, used, or disposed of in the Improvements and/or any portion of the Leases Premises by Landlord or its agents, employees or contractors, and in which case Landlord shall indemnify Tenant against any and all claims, demands, liabilities, losses and expenses, including consultant fees, court costs and reasonable attorneys’ fees, arising out of such actions or failure to act. Such expenses shall not be included in any additional rent to be paid by Tenant hereunder.

8.	REPRESENTATIONS AND WARRANTIES

The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement shall not conflict with or, with or without notice or passage of time, result in a breach of any of the terms or provisions of, or constitute a default under, any instrument or agreement to which the Tenant is a party or by which the Tenant or its property is bound or under any applicable regulation of any governmental agency, or judgment, order or decree of any court having jurisdiction over the Tenant or its properties. Each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing limited liability company under the laws of the State of Colorado, that the Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of the Tenant is authorized to do so. Further, Tenant warrants and represents that it is not subject to any bankruptcy or similar proceeding.

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9.	GENERAL PROVISIONS

9.1.	Landlord’s Liability. In the event of any transfer of title or interest, by Landlord herein, Landlord herein named (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any security deposits or other funds required to be held by Landlord and in Landlord’s or the then grantor’s possession at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee and such grantee confirms in writing to Tenant that it shall hold and dispose of any such security deposits or other funds pursuant to the terms of this Lease and assumes all other obligations of Landlord directly for the benefit of Tenant. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership, and shall be expressly limited to the then owner of the Property’s equity interest in and to the Leased Premises and the Improvements, the rental, condemnation and insurance proceeds relating thereto and to any insurance maintained by or for the benefit of Landlord. Neither Landlord nor any successor landlord, nor any of their respective officers, members, shareholders, partners, employees or agents, shall have any personal liability for the performance of their obligations hereunder.

9.2.	Severability. Any provision of this Lease determined to be invalid by a court of competent jurisdiction shall in no way affect any other provision hereof.

9.3.	Captions. Article and paragraph captions are not a part hereof.

9.4.	Entire Agreement. The Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. It may be modified in writing only, signed by the parties in interest at the time of the modification.

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9.5.	Notices. Any notice required or permitted to be given hereunder shall be in writing and may be served personally, by certified mail, return receipt requested, postage prepaid, by nationally recognized overnight courier service, or by email, addressed to Landlord and Tenant, respectively, at the addresses set forth in the Preamble above. Notice shall be deemed delivered upon actual delivery or refusal of delivery or, in the event of email delivery, at the time/date sent with delivery receipt requested. Either party may by notice to the other specify a different address for notice purposes. Under no circumstances shall notice be given by facsimile or other electronic media.

If to Landlord:

O’Neil Roth Ford, LLC

c/o O’Neil Roth Real Estate, LLC

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

If to Tenant:

Sunset Amphtiheater, LLC

ATTN: General Counsel

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

Email: jcrank@venu.live

9.6.	Waiver. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant.

9.7.	Holding Over. If Tenant remains in possession of the Leased Premises or any part thereof after the expiration of the term hereof without the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month at a rental in amount of one hundred twenty-five percent (125%) of the last monthly rental, including all additional rent, plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy.

9.8.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or equity.

9.9.	Covenants and Conditions. Each provision of this Lease performable by a party shall be deemed both a covenant and a condition.

9.10.	Binding Effect; Governing Law. Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns and it shall be governed by the laws of the State of Colorado.

9.11.	Force Majeure. Any prevention, delay or stoppage due to enemy or hostile governmental action, civil commotion, fire or other casualty, other similar acts of God, or extraordinary material shortages, which are beyond the reasonable control of the party obligated to perform, or which are caused by the failure of the other party to fulfill its obligations under this Lease, shall excuse the performance by such party for a period equal to any such prevention, delay, or stoppage.

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9.12.	Recording. The Parties agree that this Lease shall not be recorded. The Parties shall execute a memorandum or short form lease (“Memorandum of Lease”), in a form suitable for recording with the local clerk of recording. Said Memorandum of Lease shall be dated as of the day and year of the execution of this Lease and shall disclose the parties, the term of the Lease, including renewals, the legal description of the Leased Premises and may contain, in addition to the foregoing, such other terms and conditions as the parties may mutually agree upon.

9.13.	Estoppel Certificate. Landlord and Tenant agree that at any time and from time to time, but not more than fifteen (15) business days after written request by either of them to the other or by the Mortgagee, to execute, acknowledge and deliver to the requested party a statement in writing certifying, among other reasonably requested matters relating to the Lease to the extent such statements are accurate, that this Lease is unmodified and is in full force and effect (or if there have been such modifications, that the same is in full force and effect as modified, and stating the modification) and the date to which the rental and other charges have been paid in advance, and the absence of any default under the Lease by either party, it being intended that any such statement delivered pursuant to this section may be relied upon by any prospective purchaser of the fee, or Mortgagee or assignee of any mortgage upon the fee interest in the Leased Premises or by any permitted assignee of the Tenant.

9.14.	Subordination, Attornment, Non-disturbance. Conditioned upon Landlord obtaining an executed Approved SNDA as set forth below, Tenant hereby agrees that this Lease shall be subordinate to the lien of any mortgage or deed of trust executed by Landlord for the benefit of any bank, insurance company, individual, corporation, partnership, unincorporated association, or other lending institution now or hereafter in force against the Leased Premises, and to all advances made hereafter to be made upon the security of such mortgage or deed of trust, so long as in the event of foreclosure, or any similar proceeding, of any such mortgage or deed of trust, or any conveyance in lieu of such foreclosure, which foreclosure or conveyance occurs prior to the expiration date of this Lease, and so long as an Event of Default has not occurred and is continuing, Tenant shall not be disturbed in the quiet and peaceful possession of the Premises in accordance with this Lease. Upon request from either party hereto, Tenant and any holder or future holder, if applicable, of a mortgage or deed of trust covering the Premises shall, in a written document in recordable form, execute and deliver a subordination, non-disturbance and attornment agreement reasonably acceptable to the parties thereto (“Approved SNDA”), but in any event on Mortgagee’s standard form, with any changes approved by the Mortgagee.

9.15.	Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Leased Premises, Tenant shall upon request attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease so long as such purchaser assumes in writing directly to Tenant the obligations of Landlord under this Lease and shall not disturb Tenant in the quiet and peaceful possession of the Premises so long as an Event of Default has not occurred and is continuing, and in any event subject to the Approved SNDA executed in the future. In the event of a conflict or inconsistency between the terms and conditions of this Section 9.15 and the terms and conditions of the Approved SNDA, the Approved SNDA shall control.

9.16.	Time of the Essence. Time is of the essence in the payment and performance of the terms and conditions of this Lease.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant each have signed and sealed this Lease as of the day and year first above written.

LANDLORD:
O’Neil Roth Ford, LLC, a Colorado limited liability company

By:	/s/ Kevin O’Neil
Kevin O’Neil, Co-Manager

By:	/s/ JW Roth
JW Roth, Co-Manager

TENANT:

Sunset Amphitheater, LLC, a Colorado limited liability company

By: Notes Live Real Estate, LLC, Manager

By: Venu Holding Corporation, Manager of Notes Live Real Estate, LLC

By:	/s/ JW Roth
JW Roth, Chairman & CEO of Venu Holding Corporation

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EXHIBIT A

[Omitted.]

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